CONTRACT FOR SALE OF REAL ESTATE
     This Contract for Sale of Real Estate (“Agreement”) is entered into as of the            day of                     , 2008, by and between Glatfelter Pulp Wood Company, a Maryland corporation, with an office at 228 South Main Street, Spring Grove, PA 17362 (hereinafter called the “Seller") and George H. Glatfelter, II and Beverly G. Glatfelter, husband and wife, or an entity to be formed by them, whose legal address is 7052 Woodland Drive, Spring Grove, PA 17362 (hereinafter collectively called the “Purchaser"). In consideration of the mutual covenants and provisions contained herein, intending to be legally bound, the Seller and Purchaser hereby agree as follows:
     The premises to which this Agreement applies is the land situated in the Township of Jackson, York County, Commonwealth of Pennsylvania (known as the Lake PaHaGaCo Land, and described herein as the “Property”), which may also be known as parcel no(s) 33-000-GF-0017A-0-00000 and 33-000-GE-0055-0-000000 on the local tax assessment records, containing 246 acres, more or less, and as more particularly described in Exhibit “A” attached hereto and made a part hereof (the "Property”). The parties agree that it is their mutual intention that (i) the water impoundment area of Lake PaHaGaCo; (ii) the pond area located to the north of Lake Road; and (iii) the spillway area of Lake PaHaGaCo not be included as part of the Property conveyed under this Contract. In the event that such areas are included within the description of the Property described above, the parties shall cooperate with each other in good faith, at no material expense to either party, to cause such areas to be excluded from the Property herein conveyed.
     The sum of One Hundred Thousand ($100,000.00) Dollars (“Deposit") shall be paid by the Purchaser to the Seller, or Seller’s agent, within twenty-four hours of the Effective Date as partial payment on account of the Purchase Price (defined below) of the Property. The Deposit shall be applied to the Purchase Price of the Property, unless otherwise forfeited to Seller or returned to the Purchaser pursuant to the terms contained herein. The total purchase price (“Purchase Price”) being Three Million Two Hundred Fifty Thousand ($3,250,000.00) Dollars on the following terms, to wit: All Deposit shall be credited towards the Purchase Price, the balance to be paid in cash at closing. Said Deposit shall be received and held by the LandVest, Inc.

Purchaser’s Initials:	Seller’s Initials:

(hereinafter known as “LandVest,” “Listing Broker, or “Escrow Agent”), in an interest bearing account, subject to the following conditions and terms of sale:
1.	LandVest, Inc., as Listing Broker, shall hold Deposit and act as Escrow Agent until Closing (as defined below). Thirty (30) days shall be given for obtaining the acceptance; and, in the event of the Seller’s non-acceptance and no counter-offer by Seller, such Deposit, plus accrued interest, shall be promptly returned to the Purchaser. Any counter-offer by Seller which is not accepted within fifteen (15) days by Purchaser, shall be deemed rejected, and the Deposit, plus accrued interest, shall be promptly returned to Purchaser.

2.	Seller agrees to convey by special warranty deed good and marketable title in fee simple to the Property (including mineral rights, if any) such as will be insured by Commonwealth Land Title Insurance Company (or by another reputable insurance company to be selected by Purchaser, doing business in the Commonwealth of Pennsylvania) (the “Title Company”) at regular rates, free and clear of all liens, encumbrances and restrictions, except (a) those accepted by Purchaser, (b) existing public and private maintenance agreements or obligations, existing building restrictions, ordinances, easements of roads, easements visible upon the ground, easements of record, privileges or rights of public service companies, (c) matters disclosed herein, and (d) any other restrictions or encumbrances of record. If Seller fails to satisfy all objections raised by Purchaser within the earlier of thirty (30) days after having been provided by Purchaser at Purchaser’s expense a preliminary title insurance report issued by the Title Company, or the Closing as set forth in Paragraph 3 below, then at the election of Purchaser by written notice to Seller, all rights and obligations created hereby shall be terminated and the Deposit of Purchaser, plus any accrued interest, shall be promptly returned to Purchaser. Nothing contained in this Paragraph shall prevent Purchaser, at Purchaser’s election, from accepting such title as Seller is able to convey.

3.	It is agreed that this transaction shall be closed and the Purchaser shall pay the balance of the Purchase Price due as provided herein and shall execute all documents necessary for the completion of this purchase within thirty (30) days following the Effective Date (“Closing”). If Closing does not occur by said date as a result of Purchaser’s default, the Seller shall retain the Deposit, plus any accrued interest, as liquidated damages, or (2) pursue such other remedies for non-performance as law or equity may permit. The place of Closing will be chosen by Seller or mutually agreed upon by the parties in writing. Possession of the Property shall be delivered at Closing subject to all restrictions and encumbrances of record.

4.	Title to the Property shall be conveyed using the legal descriptions that are set forth in the deed(s) whereby Seller acquired title to the Property recorded in the Office of the Recorder of Deeds in and for the county in which the Property lies (“Deed(s)”). Purchaser shall be responsible for and pay the costs of any survey(s) which maybe required by the Title Company or abstracting attorney for the preparation of an adequate legal description of the Property (or the correction thereof)and any survey or surveys desired by the Purchaser. Notwithstanding the foregoing, at Closing Seller shall reimburse Purchaser for fifty percent (50%) the actual out-of-pocket expense for any survey required by the Title Company or Purchaser’s abstracting attorney, up to a total reimbursement of $20,000.00.

5.	At Closing, the following will be adjusted on a pro-rata daily basis between Purchaser and Seller, reimbursing where applicable: any leases that Seller, at its sole option, assigns to Purchaser at the Closing; property taxes; water and/or sewer fees, if any, and any other lienable municipal services.

6.	Purchaser will pay the following: costs of title search, title insurance and/or mechanics lien insurance or fee for cancellation of the same, if any; flood insurance, fire insurance, and/or mine subsidence insurance, and cancellation fees, if any; appraisal fees and charges paid in advance or at settlement to a

Purchaser’s Initials:	Seller’s Initials:

lender, if any; and Purchaser’s customary settlement costs and accruals, including, but not limited to deed recordation and tax certification fees.

7.	All applicable state and local real estate transfer taxes shall be split equally between the Purchaser and Seller, as is customary in the Commonwealth of Pennsylvania.

8.	Purchaser is hereby notified that the Property, or a portion of it, may be preferentially assessed for tax purposes under the following Acts:

X Farmland and Forest Land Assessment Act (Clean and Green Program)

☐ Open Space Act (an Act enabling certain counties of the Commonwealth to covenant with land owners for preservation of land in farm, forest, water supply or open space uses)

☐ Agricultural Area Security Law, Act 43 of 1981, 3 P.S. Sec. 901, et. seq. (development rights)

Purchaser acknowledges that any land use restrictions associated with the Property’s enrollment in the Clean and Green Program or under the Open Space Act or under any other program identified above are encumbrances upon the Property. Purchaser agrees that delivery of title subject to these encumbrances will not violate Seller’s obligations under Paragraph 2 above. Purchaser further acknowledges that roll-back taxes may be assessed against the Property following Closing. Purchaser shall be solely responsible for payment of any and all such roll-back taxes, unless they are levied as a result of Seller’s use of the Property prior to transfer of title to the Purchaser. This provision shall expressly survive Closing and be binding on the parties following Closing.

9.	Purchaser acknowledges that there is no on-site developed water source for the Property, and is hereby waiving its option to make this Agreement contingent on receiving municipal approval for the installation of a well, or for the connection of the Property to an off-Property water source if applicable.

10.	Purchaser acknowledges that there is no on-site sewage disposal system for the Property, and is hereby waiving its option to make this Agreement contingent on receiving municipal and/or governmental approval for the installation of an individual sewage disposal system, or for the connection of the Property to a public sewage disposal system if applicable.

11.	As of the acceptance date of this Agreement, Seller represents the following:

a) No public assessment or notice of a future public assessment for any matter including water, sewer, sidewalk or curbs, has been made against the property.

b) Seller has no knowledge of any notice by any governmental or public authority relating to violations of zoning, housing, building, safety or fire ordinances or codes.

12.	The risks of condemnation, as well as loss or damage to Property by fire or otherwise, until transfer of title hereunder, is assumed by the Seller. In the event of such condemnation, loss or damage, the obligations of the parties under the terms of this Agreement may be terminated at the election of either Seller or Purchaser without prejudice or liability of any kind, and Deposit, plus accrued interest, shall promptly be refunded to the Purchaser by the Escrow Agent, upon which refund, neither party shall be further obligated or liable to the other under this Agreement.

13.	Seller shall not cut any timber from the Property after the Effective Date (as defined in Paragraph 19 below) of this Agreement, absent a separate written agreement with the Purchaser.

14.	Access to a public road may require issuance of a highway occupancy permit from the Department of Transportation of the Commonwealth of Pennsylvania. Seller will cooperate with any application for

Purchaser’s Initials:	Seller’s Initials:

such permit that Purchaser may initiate prior to Closing, but any expenses associated therewith shall be borne solely by Purchaser.

15.	Should the Purchaser fail to perform any of its obligations, agreements or covenants herein contained, the Seller may, at its option, either (1) retain the Deposit, plus accrued interest, received as liquidated damages for such breach, or (2) pursue such other remedies for non-performance as law or equity may permit. If the Deposit is retained as liquidated damages, LandVest shall be entitled to keep one-half of the Deposit (“Retained Deposit”) in lieu of the commission that it would otherwise have received at Closing. In no event shall the amount of the Retained Deposit exceed such commission. Under no circumstances shall Seller or Purchaser have the right to any indirect, special, consequential or punitive damages or any damages relating to lost profits or lost opportunities with respect to any breach by the other party hereto.

Should the Seller violate or fail to fulfill and perform any of the terms and conditions of this Agreement, Purchaser shall be released from Purchaser’s obligations hereunder, in which event the Deposit and accrued interest, if any, shall be returned to Purchaser and Purchaser shall be entitled to damages in an amount equal to the Purchaser’s actual out of pocket expense incurred in connection with the transaction contemplated by this Agreement, subject to reasonable documentation of such damages, as Purchaser’s sole remedy..

16.	The following agency relationships are hereby confirmed for this transaction: LandVest is the listing and selling Agent representing the Seller in this transaction. No Purchaser or Purchaser’s agent(s) shall be entitled to commission out of the sale proceeds at Closing unless Seller, in its sole discretion, expressly consents in writing to recognize such agent’s commission prior to Closing.

17.	The parties hereto agree to cooperate with each other if either, or both, parties desire to structure this transaction as a like-kind exchange under IRS Code Section 1031. In such event, the parties agree to enter into such reasonably customary documents with the other party and/or a qualified intermediary to enable the transaction to qualify as a like-kind exchange, provided that the arrangement shall not result in any additional costs or expenses to be incurred by the party not requesting the like-kind exchange transaction.

18.	This Agreement may not be assigned by either party, other than as may be required as part of a like-kind exchange pursuant to the foregoing paragraph, provided, however, that Purchaser shall be permitted to assign all of Purchaser’s rights and obligations under this Agreement, including the Deposit, to an entity duly formed by Purchaser (“Newco”). On the date of any such assignment, Newco agrees to assume, covenant, acknowledge and agree to be bound by and to perform, observe, and be subject to all of the terms, covenants and conditions of this Agreement and execute an assignment and such other documentation requested by the Seller. Upon such an assignment, Purchaser waives any rights which Purchaser has in this Agreement and Seller agrees to release Purchaser from all rights and obligations hereunder and look solely to Newco for performance of all terms hereof, except that Purchaser shall and hereby does indemnify Seller, its successors and assigns, from and against any claims, damages, causes of actions, costs or expenses caused or permitted to occur at the Property by any direct or indirect assignee of Purchaser’s rights hereunder, by the agents of any employees or agents of any such assignee or by any person acting by or through any such assignee. In the event that any realty transfer tax is assessed as a result of such assignment, Purchaser and/or Newco shall be responsible for the payment of such tax.

19.	The effective date of this Agreement (the “Effective Date”) will be the later date on which both Purchaser and Seller have executed this Agreement, as indicated below. For purposes of this

Purchaser’s Initials:	Seller’s Initials:

Agreement, number of days will be counted from the Effective Date, by excluding the Effective Date and including the last day of the applicable time period.

20.	Time is an essential part of this Agreement, and all covenants and agreements herein contained shall extend to and be obligatory upon the heirs, executors, administrators and assigns of the respective parties. The Closing may only be extended by mutual written agreement of the parties. If any day on which an action must be taken or event shall occur by the terms of this Agreement falls on a Saturday, Sunday, or U.S. legal holiday, then the applicable date for the action or event shall be the next following business day.

21	Purchaser’s Release. Purchaser on behalf of itself and all persons and entities who succeed to, are transferred, or are assigned any interest in the Property, waives any right to recover from Seller and its affiliates, successors and assigns from and against all damages, claims, losses, liabilities, penalties, costs (including reasonable attorney’s fees), whether known or unknown, occurring, caused or arising before or after Closing, that in any way arise from or relate to the physical condition of the Property and including, without limitation, any substance or material that has been defined or otherwise listed as hazardous or toxic or as a pollutant, contaminant or waste, or words of similar import, under any environmental law, including, without limitation, CERCLA, as amended; the Resource Conservation and Recovery Act, Act (42 U.S.C §9601 et seq.), the Clean Air Act, 42 U.S.C. §7401 et seq., as amended, the Clean Water Act, 33 U.S.C. §1251 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., as amended; the Hazardous Materials Transportation Act, 49 U.S.C. 5101 et seq., as amended; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136-136y et seq., as amended; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., as amended; and any other foreign, federal, state, local or municipal laws (including common law), statutes, regulations, rules or ordinances relating to the protection of the environment, health and safety, (“Hazardous Materials”). This section shall survive the Closing.

22.	It is expressly agreed that all terms and conditions of this Agreement between the parties are contained in this writing and the attached Exhibits, and no oral agreements, changes, or amendments hereto of any kind shall be binding or recognized.

Purchaser understands that any representation, claim, advertising, promotional activities, brochures, websites, or plans of any kind made by Seller, Listing Agent, or their licensees, employees, officers, or directors, are not part of this Agreement, unless specifically incorporated herein and that Seller shall be required only to convey title to which it has acquired lawful rights pursuant to a prior conveyance recorded in the Office of the Recorder of Deeds in and for the county in which the Property lies or pursuant to a judgment in the Court of Common Pleas entered prior to the Effective Date of this Agreement. It is further understood that this Agreement contains the whole agreement between Seller and Purchaser and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale. This Agreement may not be altered, amended, changed or modified except in writing, executed by authorized representatives of both parties. LandVest is not authorized to make such alterations, amendments, changes or modifications on Seller’s behalf.

23.	This Agreement may be executed in one or more counterparts, and each executed copy shall be deemed to be an original, including fax copies, and will have the same binding effect as if the signatures were on one instrument. All such copies will be attached and incorporated herein.

24.	This Agreement shall be construed, governed and enforced according to the laws of the Commonwealth of Pennsylvania without regard to its principles relating to conflicts of law.

25.	A Real Estate Recovery Fund exists to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate

Purchaser’s Initials:	Seller’s Initials:

transaction and who has been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the Fund, call (717) 783-3658.

26.	RECORDING: This Agreement shall not be recorded in the Office for the Recording of Deeds or in any other office or place of public record.

27.	IF APPLICABLE, PLEASE CHECK ONE BOX BELOW REGARDING HUNTING LEASES: No hunting leases currently affect the Property.

☐ Purchaser elects to terminate hunting lease at Closing.

☐ Purchaser elects to continue the hunting lease, Seller to assign lease to Purchaser at Closing.
For Listing Agent Use:
Expected payment date:
Expected conveyance date:
2250037
Signatures follow on next page.

Purchaser’s Initials:	Seller’s Initials:

A COPY OF THE CONTRACT IS TO BE RECEIVED BY ALL PARTIES AND BY SIGNATURE,
RECEIPT OF A COPY IS HEREBY ACKNOWLEDGED.
I (we) hereby agree to purchase the above described property at the price and upon the terms and conditions above set forth:
PURCHASER:

/s/ George H. Glatfelter, II	/s/	Beverly G. Glatfelter

George H. Glatfelter, II		Beverly G. Glatfelter
Date: May 6, 2008
I (we) hereby accept the offer and agree to deliver the above described property at the price and upon the terms and conditions above stated. I (we) further agree to pay the broker, LandVest, as commission for its services as per the Listing Contract.
VOLUNTARY TRANSFER OF CORPORATE ASSETS: Each of the undersigned acknowledges that he is authorized by the Board of Directors to sign this Agreement on behalf of the Seller corporation and that this sale does not constitute a sale, lease, or exchange of all or substantially all the property and assets of the corporation, such as would require the authorization or consent of the shareholders pursuant to Pennsylvania Law.
SELLER:
Glatfelter Pulp Wood Company, a Maryland corporation

By:	/s/ Thomas V. Bosley
Thomas V. Bosley, Vice President and General Manager
Date: May 7, 2008

By:	/s/ David C. Elder
David C. Elder, Treasurer
Date: May 8, 2008

EXHIBIT A

Purchaser’s Initials:	Seller’s Initials: